Exhibit 4.2

CONVERTIBLE PROMISSORY NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITY, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER SUCH ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

April 28, 2008	$5,000,000.00

HDL THERAPEUTICS, INC.

HDL THERAPEUTICS, INC., a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received hereby promises to pay on the Maturity Date to Pfizer Inc. (“Noteholder”) and its successors, transferees and assigns, by wire transfer of immediately available funds to an account designated by Noteholder by notice to Issuer the principal sum of Five Million Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount outstanding on the Maturity Date (as defined herein), together with interest as provided below (the “Note Amount”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

The Note Amount shall bear interest accruing from the date made to the date this Note shall have been converted or repaid in full at the annual rate of interest equal to 8.931%.  All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable.  The Issuer shall pay interest on June 30th and December 31st of each year until the Maturity Date by adding such amount of accrued and unpaid interest to the Note Amount which shall thereafter accrue interest.

This Note, in the aggregate principal amount of Five Million Dollars ($5,000,000.00), is being issued pursuant to the Note Purchase Agreement, dated as of April 28, 2008 (the “Note Purchase Agreement”), by and between the Issuer and the Noteholder.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note Purchase Agreement. This Note is transferable or assignable by the Noteholder or any transferee of the Noteholder; provided, that such transfer or assignment is made in compliance with the Securities Act, and any applicable state and foreign securities laws.  Issuer agrees to issue to Noteholder or any transferee of Noteholder from time to time a replacement note in the form hereof and in such denominations as such Person may request to facilitate such transfers and assignments.  In addition, after delivery of an indemnification agreement in form and substance satisfactory to Issuer, Issuer also agrees to issue a replacement note if this Note has been lost, stolen, mutilated or destroyed.

Issuer shall keep at its principal office a register (the “Register”) in which shall be entered the name and address of the registered holder of this Note and of all transfers of this Note.

1.                                      Certain Definitions.  The following terms (except as otherwise expressly provided) for all purposes of this Note shall have the respective meanings specified below.  The terms defined in this Section 1 include the plural as well as the singular.

“Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Maturity Date” means April 28, 2018.

“Note” shall refer to this convertible promissory note issued by the Issuer to the Noteholder as of April 28, 2008.

2.                                      Payment of Principal and Interest.

(i)                                     Payment Obligation.  No provision of this Note shall alter or impair the obligations of Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, times and rate, and in the currency, herein prescribed, subject to the conversion provisions of this Note as provided herein.

(ii)                                  Prepayment.  The Issuer may prepay the aggregate Note Amount (plus any accrued interest) in full and not in part prior to the Maturity Date.  All payments shall be applied first to accrued interest, and thereafter to principal.  In the event that Issuer desires to prepay the aggregate Note Amount prior to the second anniversary of the Closing, then Issuer (A) shall give Noteholder not less than thirty (30) days advance written notice of Issuer’s intent to so prepay, and (B) shall afford Noteholder an opportunity to exercise its conversion rights at the then applicable Conversion Price Per Share (as defined in Section 7 below), notwithstanding any provision to the contrary in Section 7 that would restrict Noteholder from doing so prior to the second anniversary of the Closing; provided, however, that Buyer shall not be permitted to prepay the aggregate Note Amount in full and Noteholder shall not be permitted to exercise its conversion rights during any Conversion Blackout.

3.                                      Events of Default and Remedies.  In case an Event of Default shall have occurred and be continuing, all of the remedies for which the Note Purchase Agreement provides shall be available to the Noteholder in accordance therewith.

4.                                      Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Noteholder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Noteholder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholder.

5.                                      Waiver of Past Defaults.  The Noteholder may, in its sole and absolute discretion and without any obligation, waive any past Default or Event of Default hereunder and its consequences.  Any such waiver must be in writing and signed by the Noteholder.  In the case of any such waiver, Issuer and the Noteholder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Note; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

6.                                      Rights, Subordination. The Noteholder’s rights under the Debt Securities (defined in Section 7 below) will be pari passu with the rights of all other creditors of the Issuer.  The Debt Securities shall not be made expressly or structurally subordinated to any indebtedness of the Issuer, except in connection with senior credit facilities in an aggregate principal amount of up to $10,000,000 (the indebtedness of such amount being the “Senior Debt”).

7.                                      Conversion.  All, but not less than all, of the outstanding principal of the Note, the interest accrued thereon and accrued but unpaid interest (collectively, the “Debt Securities”) may be, at the election of the Noteholder at any time after the second anniversary of the Closing, converted into fully paid and non-assessable shares of (a) prior to the Initial Public Offering, Series A-1 Preferred Stock of the Issuer, such shares having been authorized and reserved prior to the issuance of this Note, or (b) following the Initial Public Offering, the Common Stock (as applicable, “Conversion Stock”).  The number of shares of Conversion Stock into which such Debt Securities shall be converted shall be that number as is determined by dividing: (i) the amount of the Note and accrued but unpaid interest by (ii) the Conversion Price Per Share.  Fractional shares shall be paid in cash.  The “Conversion Price Per Share” shall be (A) prior to the Initial Public Offering, the then prevailing purchase price of one share of the Issuer’s preferred stock, issued or to be issued to investors in a preferred stock financing of at least Ten Million Dollars ($10,000,000), the primary purpose of which is capital raising (a “Preferred Financing”), or (B) following the Initial Public Offering, the closing price per share on the securities exchange or quotation system on which the Common Stock is then traded based on a ten- (10-) day average on the date the Noteholder provides notice of its intent to convert the Debt Securities.

8. Conversion Limitations.  (a) Prior to the Initial Public Offering, and subject to any Conversion Blackout (as defined below), the Noteholder may convert the Debt Securities only during a Financing Window.  A “Financing Window” shall mean a period beginning on the date the Issuer provides notice of its intent to conduct a Preferred Financing and sixty (60) days following the closing of such Preferred Financing.  The Issuer shall provide such notice not less than fifteen (15) days prior to closing a Preferred Financing.  Notwithstanding the foregoing, the Noteholder may not convert the Debt Securities during the period commencing on the receipt of notice from the Issuer of its intention to file a registration statement for an initial public offering within 90 days and ending 180 days following the effective date of such registration statement (a “Conversion Blackout”);

(b) Notwithstanding any of the foregoing, if the Noteholder elects to convert the Debt Securities and upon such conversion the Noteholder would own more than fifteen percent (15%) of the then-outstanding fully diluted capitalization of the Issuer, the Noteholder may convert any amount less than all of the Debt Securities up to a maximum amount following which the Noteholder shall own 15% of the then-outstanding fully-diluted capitalization of the Issuer; provided, however, that at any time Noteholder’s ownership is decreased to less than fifteen percent (15%) of the then-outstanding fully diluted capitalization of Buyer as the result of the Buyer’s issuance of additional equity, Noteholder shall have the right to convert more of the Debt Securities to the extent necessary to maintain fifteen percent (15%) ownership interest of Issuer.

9.                                      Lock-Up Provision.  Noteholder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities, including without limitation this Note) of Issuer held by Noteholder, for the period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Issuer filed under the Securities Act in connection with the Initial Public Offering; provided that the officers, directors and other 5% stockholders of the Issuer are similarly bound.  Noteholder agrees to execute and deliver such other agreements as may be reasonably requested by Issuer and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Issuer may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period.

10.                               Modification of Note.  This Note may not be modified without the written consent of the Noteholder.

11.                               Miscellaneous.  This Note shall be governed by and be construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state.  Issuer hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.

12.                               Chapter 903(a) Waiver.  THIS TRANSACTION IS A “COMMERCIAL TRANSACTION” WITHIN THE MEANING OF THE NEW YORK UNIFORM COMMERCIAL CODE, AS AMENDED, AND THE ISSUER HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHT WHICH THE ISSUER MIGHT HAVE TO A NOTICE AND HEARING THEREUNDER OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE LAW, IN THE EVENT THAT THE NOTEHOLDER (OR ITS SUCCESSORS OR ASSIGNS) SEEKS ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS NOTE.

*     *     *     *     *

IN WITNESS WHEREOF, Issuer has caused this instrument to be duly executed as of the date first set forth above.

HDL THERAPEUTICS, INC.

By:	/s/ Roger Newton
Roger Newton
Its Chief Executive Officer

SIGNATURE PAGE TO PFIZER NOTE